Exhibit 99.2

Q1 FY24
Letter to Shareholders
August 3, 2023

August 3, 2023
Dear Shareholders,
In Q1 FY24, Cirrus Logic delivered revenue of $317.0 million and GAAP and non-GAAP earnings per share of $0.28 and $0.67, respectively. During the quarter, we made excellent progress on our next-generation audio components, taping out a custom boosted amplifier and completing product validation on our first 22-nanometer smart codec. We were also encouraged by the momentum in our efforts to diversify into new markets, with our audio components being actively designed into multiple laptops expected to be introduced in the next 12 months. Our progress in this space since last quarter includes securing our first business-oriented laptop socket and being selected as part of the SoundWire®-compatible reference design from Intel. Additionally, we launched our first of several core products in development that aims to drive growth in professional audio, automotive, and industrial applications.
As we noted in the Q4 FY23 shareholder letter, the new high-performance mixed-signal (HPMS) product that we had previously stated we expected to ship this year is no longer coming to market as planned. The company has removed the revenue associated with this component from our internal model. We have made good progress with both our customer and foundry partner on the disposition of wafers associated with this product, and we do not anticipate the disposition to have a material financial impact. While this product was intended to be manufactured at GlobalFoundries as part of our long-term Capacity Reservation and Wafer Supply Commitment Agreement, the agreement allows for wafer allocation flexibility within our product portfolio. As a result, these wafers are being reallocated to other products that utilize the same underlying 55-nanometer high-voltage process technology, including amplifiers, haptic drivers, and battery and power integrated circuits (ICs). Our customer relationship remains strong as we continue to collaborate on a range of technologies and programs. With a proven track record of execution and strategic investments in leading-edge technology, we continue to focus on our long-term strategy to drive content expansion with this customer as we pursue a variety of opportunities for both the next generation of our existing components as well as new products.
We remain committed to disciplined execution, including improving operational efficiency through resource allocation, product prioritization, and targeted investments in R&D. As a result of the change in our key customer’s plan and overall market conditions, in July we implemented a workforce reduction of approximately five percent to better align our cost structure with our revised expectations. Looking forward, we will continue to invest in the many custom and general market opportunities that we believe will drive our long-term growth, profitability, and diversification.

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Figure A: Cirrus Logic Q1 FY24 Results

Q1 FY24	GAAP	Adj.	Non-GAAP*
Revenue	$317.0		$317.0
Gross Profit	$159.4	$0.3	$159.7
Gross Margin	50.3%		50.4%
Operating Expense	$141.6	($27.8)	$113.8
Operating Income	$17.8	$28.0	$45.8
Operating Profit	5.6%		14.5%
Interest Income	$4.6		$4.6
Other Income	$0.4		$0.4
Income Tax Expense	$7.2	$5.6	$12.8
Net Income	$15.6	$22.4	$38.0
Diluted EPS	$0.28	$0.39	$0.67
*Complete GAAP to Non-GAAP reconciliations available on page 13
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Cirrus Logic revenue for the June quarter was $317.0 million, down 15 percent quarter over quarter and 19 percent year over year. Our revenue this quarter was towards the top end of our guidance range due to higher-than-expected unit volumes. The decline in revenue on a sequential and year-over-year basis reflects a reduction in components shipping in smartphones, and to a lesser extent, continued weakness in general market sales. In the September quarter, we expect revenue to range from $430 million to $490 million, up 45 percent sequentially and down 15 percent year over year at the midpoint.
In Q1 FY24, revenue derived from our audio and HPMS product lines represented 62 percent and 38 percent of total revenue. One customer contributed approximately 83 percent of total revenue in Q1 FY24. Our relationship with our largest customer remains outstanding with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.

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Figure B: Cirrus Logic Revenue ($M) Q2 FY22 to Q2 FY24

$600
$500
$400
$300
$200
$100
$0
$466
$548
$490
$394
$541
$591
$373
$317
$460*
Q2/FY22
Q3/FY22
Q4/FY22
Q1/FY23
Q2/FY23
Q3/FY23
Q4/FY23
Q1/FY24
Q2/FY24
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of August 3, 2023
Figure C: Audio and High-Performance Mixed-Signal Revenue Contribution Trend

FY19	FY23	Future
■ HPMS ■ Audio
Audio solutions include amplifiers and codecs. High-performance mixed-signal solutions include camera controllers, haptics and sensing, and battery and power ICs.
GAAP gross margin in the June quarter was 50.3 percent, compared to 50.0 percent in Q4 FY23 and 51.5 percent in Q1 FY23. On a sequential basis, gross margin increased slightly. On a year-over-year basis, gross margin declined by 120 basis points reflecting higher inventory reserves that are unrelated to the new HPMS product that is no longer coming to market as planned, and a less favorable product mix. Non-GAAP gross margin in the June quarter was 50.4 percent, compared to 50.1 percent in Q4 FY23 and 51.5

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percent in Q1 FY23. In the September quarter, we expect gross margin to range from 49 percent to 51 percent.
Operating Profit, Tax, and EPS
Operating profit for Q1 FY24 was 5.6 percent on a GAAP basis and 14.5 percent on a non-GAAP basis. GAAP operating expense was $141.6 million, down $107.6 million sequentially and $6.8 million year over year. GAAP operating expense included $22.4 million in stock-based compensation, $2.2 million in amortization of acquisition intangibles, and $3.2 million in acquisition-related costs. The sequential decrease in expenses reflects the absence of the intangibles impairment and lease impairments and restructuring costs recognized in Q4 FY23, as well as a reduction in amortization of acquisition intangibles, lower product development costs, and increased R&D incentives. The year-over-year decrease in expenses is largely due to a reduction in variable compensation, amortization of acquisition intangibles, and to a lesser extent, increased R&D incentives. This was offset partially by higher employee-related expenses and stock-based compensation. Non-GAAP operating expense for the quarter was below the low end of guidance at $113.8 million, down $6.0 million sequentially and down $5.7 million year over year due to product development prioritization and discretionary spending controls. The company’s total headcount exiting Q1 FY24 was 1,719, which does not reflect the approximately five percent workforce reduction in workforce that we announced recently.
GAAP R&D and SG&A expenses for Q2 FY24 are expected to range from $141 million to $147 million, including approximately $22 million in stock-based compensation, $2 million in amortization of acquired intangibles, and $3 million in acquisition-related costs and restructuring charges associated with our recently announced workforce reduction. Costs associated with this action are not expected to be material and are reflected in the Q2 FY24 GAAP operating expense guidance.

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Figure D: GAAP R&D and SG&A Expenses ($M)/Headcount Q2 FY22 to Q2 FY24

*Reflects midpoint of combined R&D and SG&A guidance as of August 3, 2023
For the June quarter, GAAP tax expense was $7.2 million on GAAP pre-tax income of $22.8 million, resulting in an effective tax rate of 31.5 percent. Non-GAAP tax expense for the quarter was $12.8 million on non-GAAP pre-tax income of $50.8 million, resulting in a non-GAAP effective tax rate of 25.2 percent. Non-GAAP tax expense for the June quarter included the effect of higher non-GAAP income in various jurisdictions.
The GAAP and non-GAAP effective tax rates for the June quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 that has been effective since 2022 and requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. Congress has introduced legislation that would restore full tax deductibility of R&D investments if enacted, and we will continue to monitor these legislative efforts. We continue to anticipate that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes. The GAAP and non-GAAP effective tax rates are also unfavorably impacted by U.S. tax regulations that disallow foreign tax credits when certain refundable credits, such as the U.K. R&D expenditure credit, are received. We estimate that our FY24 non-GAAP effective tax rate will range from approximately 24 percent to 26 percent.
GAAP earnings per share for the June quarter was $0.28, compared to loss per share of $0.97 the prior quarter and earnings per share of $0.69 in Q1 FY23. Non-GAAP earnings per share for the June quarter was $0.67, versus $0.92 in Q4 FY23 and $1.12 in Q1 FY23.

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Balance Sheet
Our cash and cash equivalents balance at the end of Q1 FY24 was $426.1 million, down from $517.3 million the prior quarter. Cash used in operations for the June quarter was $39.8 million, and we returned $38.5 million of cash to shareholders in the form of buybacks. During the quarter, we repurchased 466,215 shares at an average price of $82.59. At the end of Q1 FY24, the company had $462.6 million remaining in its share repurchase authorization. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
As we noted in prior quarters, we have been building inventory to support seasonal product launches in the second half of the calendar year and fulfill our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries. As a result, Q1 FY24 inventory was $301.0 million, up from $233.5 million in Q4 FY23. While a portion of the capacity associated with this agreement was originally intended to support our new HPMS component, we also manufacture amplifiers, haptic drivers, and battery and power ICs that use the same underlying 55-nanometer high-voltage process technology. The wafers intended for the new HPMS component are being reallocated to these other products within our portfolio. In Q2 FY24, we expect inventory dollars to increase from the prior quarter, however, days of inventory should decline due to seasonal product ramps. While we anticipate increased inventory levels of these other products during this fiscal year as we continue to balance anticipated product demand and wafer purchase commitments, we expect Q2 to be the high point of inventory for the fiscal year.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with new and existing components. During the June quarter, we continued to execute on these both strategic initiatives that we believe will fuel diversification and growth opportunities in the future.
Audio in Smartphones
In audio, we maintained our leadership position in smartphones as demand for our amplifiers and codecs for smartphones remained strong, and we made excellent progress on new products. During the quarter, we taped out our next-generation custom boosted amplifier, which utilizes a novel architecture to deliver significant improvements to power efficiency and peak output power, while reducing board space and the overall bill of materials. We also completed product validation of our first 22-nanometer smart codec. The transition to a more advanced technology node enables meaningful improvements in performance and power efficiency while also saving vital board space in customer products. This boosted amplifier and smart codec are on track to be introduced next year and we expect both of these components to ship for multiple generations once launched, cementing our smartphone audio leadership for many years to come. The company also continues to actively engage with key Android customers that seek to provide consumers with a differentiated audio experience. In the June quarter, we secured additional Android flagship design wins and anticipate that new smartphones utilizing our general market boosted amplifiers will be introduced over the next 12 months.

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HPMS in Smartphones
We remain focused on driving product diversification and revenue growth through our HPMS solutions, which include camera controllers, haptics and sensing, and battery and power ICs. We are ramping production of our latest camera controller for a smartphone that is expected to be introduced later this year. This component will deliver enhanced performance and additional signal-processing capabilities to the camera system. We continue to believe camera controllers represent a sizeable opportunity for the company, given the position of the camera as a marquee feature in flagship smartphones. The design of this component relies on crucial factors such as power-efficiency, processing speed, and space constraints, all of which align well with Cirrus Logic's strengths. Looking forward, our roadmap seeks to support continued customer innovation in the camera space by enabling more features, reducing latency, minimizing power consumption, and decreasing size while also positioning the company to grow average content over time. Furthermore, we are making significant investments in advanced battery and power technology and have a number of R&D programs underway related to high-efficiency charging, battery management, and system-side power delivery. We believe the combination of our ongoing investments in advanced process geometries as well as our expertise in digital control, high-accuracy data conversion, and precision measurement provide us with compelling advantages in this space. With a solid pipeline of opportunities across existing and new product areas, we are excited about our ability to drive growth and diversification in our HPMS product line.
Expanding Audio and HPMS into New Applications and Markets
Looking beyond smartphones, we are committed to long-term diversification and expanding our addressable market by driving innovation in high-growth, high-profit mixed-signal solutions. We are targeting adjacent applications and markets with our existing products while also leveraging our extensive portfolio of intellectual property to develop new components. In the PC space, Cirrus Logic has well-established relationships with the top five laptop OEMs, which account for the majority of unit volumes, and we continue to gain traction with the adoption of our general market components with these customers. With remote working and virtual collaboration now the norm, the pull from leading OEMs for significantly improved voice and audio user experiences has grown stronger. Our new amplifier and codec products have been specifically developed to address these customer demands and enable rich, immersive voice and audio experiences. When compared to existing alternatives in the same configuration, Cirrus Logic solutions can deliver up to two times the output loudness and three times the amount of low frequency bass while consuming 50 percent less power and board space. We are actively designing these products into end devices that are expected to come to market in the next 12 months. In addition, during the June quarter we secured our first business-oriented laptop win with our new amplifier and anticipate this device will begin shipping next year. We are also pleased to have been selected as part of the SoundWire®-compatible reference design from Intel, which will accelerate time to market and enable adoption of our components across more OEM platforms and models as it minimizes the engineering resources required to develop new laptops and desktops.
Beyond the laptop market, we also continue to selectively invest in products and customer engagements that we anticipate will expand both our revenue and market diversity in the long-term. These include gaming, AR/VR, automotive, industrial and professional audio applications, as illustrated by our recent launch of industry-leading ADC professional audio products. We are excited about the many opportunities we see to leverage our expertise and intellectual property to grow our business in these areas and beyond.

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Summary and Guidance
For the September quarter we expect the following results:
•Revenue to range between $430 million and $490 million;
•GAAP gross margin to be between 49 percent and 51 percent; and
•Combined GAAP R&D and SG&A expenses to range between $141 million and $147 million, including approximately $22 million in stock-based compensation expense, $2 million in amortization of acquired intangibles, and $3 million in acquisition-related costs and restructuring charges associated with our recently announced workforce reduction.
In conclusion, in addition to delivering strong results in the June quarter, we taped out new components, started ramping production of our next-generation camera controller, gained additional traction in the laptop market, and made progress refreshing certain core product lines that are expected to drive expansion in markets outside of smartphones. With well-established leadership in our core markets and a range of investments in new technologies and components, we believe that we will continue to expand and diversify our products and markets in the years ahead.
Sincerely,

John Forsyth President & Chief Executive Officer	Venk Nathamuni Chief Financial Officer
Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 6 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (647) 362-9199 or toll-free at (800) 770-2030 (Access Code: 95424)
Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, diluted share count, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP

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effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including: our expectation that our audio components will be designed into laptops that will be introduced in the next 12 months; our expectation that several core products in development will drive growth in professional audio, automotive, and industrial applications; our expectation that disposition of wafers associated with the new HPMS product that is no longer coming to market as planned will not have a material financial impact; our ability to reallocate wafers intended for the new HPMS component to other products within our portfolio at GlobalFoundries; our ability to drive content expansion with a key customer; our ability to improve operational efficiency through resource allocation, product prioritization, and targeted investments in R&D; our expectation that the costs associated with a workforce reduction in Q2 FY24 are not material; our belief that our investments will drive long-term growth, profitability, and diversification; our expectation that Q2 will be the high point of inventory for the fiscal year; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with new and existing components; our expectation that our next-generation boosted amplifier and smart codec are will be introduced next year and ship for multiple generations; our expectation that our next-generation camera controller will ship in a smartphone being introduced later this year; our belief that camera controllers represent a sizeable opportunity; our ability to drive growth and diversification in our HPMS product line; our ability to expand our addressable market by driving innovation in high-growth, high-profit mixed-signal solutions; our ability to selectively invest in products and customer engagements that expand both our revenue and market diversity; our non-GAAP effective tax rate for the full fiscal year 2025; our expectation that the impact of this capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes; and our forecasts for the second quarter of fiscal year 2024 revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and restructuring charges associated with our recently announced workforce reduction and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2024, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; and the risk factors listed in our Form 10-K for the year ended March 25, 2023 and in our other

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filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

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Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Jun. 24, 2023	Mar. 25, 2023	Jun. 25, 2022
	Q1'24	Q4'23	Q1'23
Audio	$195,806	$232,402	$254,496
High-Performance Mixed-Signal	121,210	140,420	139,143
Net sales	317,016	372,822	393,639
Cost of sales	157,629	186,468	191,005
Gross profit	159,387	186,354	202,634
Gross margin	50.3%	50.0%	51.5%

Research and development	106,215	115,162	109,716
Selling, general and administrative	35,379	37,642	38,642
Lease impairments and restructuring	—	10,632	—
Intangibles impairment	—	85,760	—
Total operating expenses	141,594	249,196	148,358

Income (loss) from operations	17,793	(62,842)	54,276

Interest income (expense)	4,600	4,720	305
Other income (expense)	377	(464)	506
Income (loss) before income taxes	22,770	(58,586)	55,087
Provision for income taxes	7,170	(4,917)	15,380
Net income (loss)	$15,600	$(53,669)	$39,707

Basic earnings (loss) per share	$0.28	$(0.97)	$0.71
Diluted earnings (loss) per share:	$0.28	$(0.97)	$0.69

Weighted average number of shares:
Basic	54,862	55,219	56,277
Diluted	56,631	55,219	57,804

Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY24 Letter to Shareholders	12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)
Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended
	Jun. 24, 2023	Mar. 25, 2023	Jun. 25, 2022
Net Income (Loss) Reconciliation	Q1'24	Q4'23	Q1'23
GAAP Net Income (Loss)	$15,600	$(53,669)	$39,707
Amortization of acquisition intangibles	2,170	7,657	7,835
Stock-based compensation expense	22,715	22,533	18,138
Lease impairments and restructuring	—	10,632	—
Intangibles impairment	—	85,760	—
Acquisition-related costs	3,166	3,166	3,164
Adjustment to income taxes	(5,628)	(23,461)	(4,300)
Non-GAAP Net Income	$38,023	$52,618	$64,544

Earnings (Loss) Per Share Reconciliation
GAAP Diluted earnings (loss) per share	$0.28	$(0.97)	$0.69
Effect of Amortization of acquisition intangibles	0.04	0.14	0.14
Effect of Stock-based compensation expense	0.40	0.40	0.31
Effect of Lease impairments and restructuring	—	0.19	—
Effect of Intangibles impairment	—	1.51	—
Effect of Acquisition-related costs	0.05	0.06	0.05
Effect of Adjustment to income taxes	(0.10)	(0.41)	(0.07)
Non-GAAP Diluted earnings per share	$0.67	$0.92	$1.12

Diluted Shares Reconciliation
GAAP Diluted shares	56,631	55,219	57,804
Effect of weighted dilutive shares	—	1,821	—
Non-GAAP Diluted shares	56,631	57,040	57,804

Operating Income (Loss) Reconciliation
GAAP Operating Income (Loss)	$17,793	$(62,842)	$54,276
GAAP Operating Profit (Loss)	5.6%	(16.9)%	13.8%
Amortization of acquisition intangibles	2,170	7,657	7,835
Stock-based compensation expense - COGS	285	372	277
Stock-based compensation expense - R&D	15,952	15,782	12,592
Stock-based compensation expense - SG&A	6,478	6,379	5,269
Lease impairments and restructuring	—	10,632	—
Intangibles impairment	—	85,760	—
Acquisition-related costs	3,166	3,166	3,164
Non-GAAP Operating Income	$45,844	$66,906	$83,413
Non-GAAP Operating Profit	14.5%	17.9%	21.2%

Operating Expense Reconciliation
GAAP Operating Expenses	$141,594	$249,196	$148,358
Amortization of acquisition intangibles	(2,170)	(7,657)	(7,835)
Stock-based compensation expense - R&D	(15,952)	(15,782)	(12,592)
Stock-based compensation expense - SG&A	(6,478)	(6,379)	(5,269)
Lease impairments and restructuring	—	(10,632)	—
Intangibles impairment	—	(85,760)	—
Acquisition-related costs	(3,166)	(3,166)	(3,164)
Non-GAAP Operating Expenses	$113,828	$119,820	$119,498

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$159,387	$186,354	$202,634
GAAP Gross Margin	50.3%	50.0%	51.5%
Stock-based compensation expense - COGS	285	372	277
Non-GAAP Gross Profit	$159,672	$186,726	$202,911
Non-GAAP Gross Margin	50.4%	50.1%	51.5%

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RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION CONTINUED
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

	Three Months Ended
	Jun. 24, 2023	Mar. 25, 2023	Jun. 25, 2022
Effective Tax Rate Reconciliation	Q1'24	Q4'23	Q1'23
GAAP Tax Expense (Benefit)	$7,170	$(4,917)	$15,380
GAAP Effective Tax Rate	31.5%	8.4%	27.9%
Adjustments to income taxes	5,628	23,461	4,300
Non-GAAP Tax Expense	$12,798	$18,544	$19,680
Non-GAAP Effective Tax Rate	25.2%	26.1%	23.4%

Tax Impact to EPS Reconciliation
GAAP Tax Expense (Benefit)	$0.13	$(0.09)	$0.27
Adjustments to income taxes	0.10	0.41	0.07
Non-GAAP Tax Expense	$0.23	$0.32	$0.34

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CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Jun. 24, 2023	Mar. 25, 2023	Jun. 25, 2022
ASSETS
Current assets
Cash and cash equivalents	$352,346	$445,784	$379,335
Marketable securities	35,765	34,978	18,397
Accounts receivable, net	186,033	150,473	206,272
Inventories	300,956	233,450	174,370
Prepaid wafers	84,739	60,638	—
Other current assets	88,829	92,533	82,634
Total current Assets	1,048,668	1,017,856	861,008

Long-term marketable securities	38,029	36,509	55,965
Right-of-use lease assets	125,538	128,145	168,680
Property and equipment, net	167,238	162,972	157,165
Intangibles, net	36,447	38,876	149,984
Goodwill	435,936	435,936	435,936
Deferred tax asset	44,991	35,580	16,928
Long-term prepaid wafers	110,262	134,363	195,000
Other assets	49,483	73,729	65,236
Total assets	$2,056,592	$2,063,966	$2,105,902

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$75,941	$81,462	$121,451
Accrued salaries and benefits	36,465	50,606	41,026
Lease liability	19,903	18,442	13,988
Acquisition-related liabilities	24,527	21,361	30,964
Other accrued liabilities	46,018	44,469	45,167
Total current liabilities	202,854	216,340	252,596

Non-current lease liability	125,071	122,631	159,344
Non-current income taxes	59,587	59,013	73,735
Long-term acquisition-related liabilities	—	—	11,856
Other long-term liabilities	12,286	7,700	9,184
Total long-term liabilities	196,944	189,344	254,119

Stockholders' equity:
Capital stock	1,693,420	1,670,141	1,596,684
Accumulated earnings (deficit)	(33,621)	(9,320)	5,894
Accumulated other comprehensive loss	(3,005)	(2,539)	(3,391)
Total stockholders' equity	1,656,794	1,658,282	1,599,187
Total liabilities and stockholders' equity	$2,056,592	$2,063,966	$2,105,902
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY24 Letter to Shareholders	15

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Jun. 24,	Jun. 25,
	2023	2022
	Q1'24	Q1'23
Cash flows from operating activities:
Net income	$15,600	$39,707
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,941	16,515
Stock-based compensation expense	22,715	18,138
Deferred income taxes	(9,411)	(5,860)
Loss on retirement or write-off of long-lived assets	6	292
Other non-cash charges	1,334	99
Net change in operating assets and liabilities:
Accounts receivable, net	(35,560)	33,992
Inventories	(67,506)	(35,934)
Other assets	8,101	549
Accounts payable and other accrued liabilities	(10,278)	(20,327)
Income taxes payable	20,079	24,030
Acquisition-related liabilities	3,166	3,164
Net cash provided by (used in) operating activities	(39,813)	74,365
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	11,048	4,694
Purchases of available-for-sale marketable securities	(13,372)	(5,186)
Purchases of property, equipment and software	(12,310)	(6,776)
Investments in technology	—	(448)
Net cash used in investing activities	(14,634)	(7,716)
Cash flows from financing activities:
Issuance of common stock, net of shares withheld for taxes	560	120
Repurchase of stock to satisfy employee tax withholding obligations	(1,047)	(866)
Repurchase and retirement of common stock	(38,504)	(56,382)
Net cash used in financing activities	(38,991)	(57,128)
Net increase (decrease) in cash and cash equivalents	(93,438)	9,521
Cash and cash equivalents at beginning of period	445,784	369,814
Cash and cash equivalents at end of period	$352,346	$379,335
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY24 Letter to Shareholders	16

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Jun. 24,	Jun. 24,	Mar. 25,	Dec. 24,	Sep. 24,
	2023	2023	2023	2022	2022
	Q1'24	Q1'24	Q4'23	Q3'23	Q2'23
Net cash provided by (used in) operating activities (GAAP)	$225,390	$(39,813)	$48,266	$180,948	$35,989
Capital expenditures	(41,800)	(12,310)	(11,635)	(7,608)	(10,247)
Free Cash Flow (Non-GAAP)	$183,590	$(52,123)	$36,631	$173,340	$25,742

Cash Flow from Operations as a Percentage of Revenue (GAAP)	12%	(13)%	13%	31%	7%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	4%	3%	1%	2%
Free Cash Flow Margin (Non-GAAP)	10%	(16)%	10%	29%	5%

Q1 FY24 Letter to Shareholders	17